ENHANCED GUARANTEED PARTIAL WITHDRAWAL BENEFIT (GPWB) ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached and is effective as of the Issue Date. In the case of a conflict with any Contract provision, the provisions of this Endorsement will control. This Endorsement is irrevocable. You can only terminate this Endorsement as indicated in the CONDITIONS FOR TERMINATION OF THIS ENHANCED GPWB section of this Endorsement.

IF YOU EXERCISE THIS ENHANCED GPWB, YOUR GUARANTEED MINIMUM INCOME BENEFIT
(GMIB) ENDORSEMENT WILL TERMINATE, AND THE GPWB AND GUARANTEED MINIMUM DEATH BENEFIT (GMDB) VALUES STOP INCREASING. BENEFITS PAID UNDER THIS ENDORSEMENT WILL REDUCE THE BENEFITS AVAILABLE UNDER THE GPWB AND GMDB ENDORSEMENTS.

FIXED ACCOUNT (AMENDED-IF APPLICABLE)
If you select this Enhanced GPWB, the Fixed Account is not available. If you select this Enhanced GPWB, you must allocate your entire Contract Value to the Investment Options available under the Variable Account.

THE FOLLOWING DEFINITION HAS BEEN ADDED TO THE DEFINITIONS SECTION OF THE CONTRACT.

GPWB VALUE: The value used to determine the amount of the guaranteed withdrawal payments provided by the GPWB. We do not use the GPWB Value to calculate the Contract Value or Death Benefit.

THE FOLLOWING HEREBY AMENDS AND SUPPLEMENTS THE ANNUITY PROVISIONS SECTION OF THE CONTRACT.

GPWB
This Enhanced GPWB provides for a guaranteed income benefit that you can elect to receive during the Accumulation Phase. The annual GPWB payment is a partial withdrawal. Withdrawal charges will not apply to the GPWB payment. However, if you make partial withdrawals in addition to receiving a GPWB payment in a Contract Year the partial withdrawal will be subject to any applicable withdrawal charge. This Enhanced GPWB guarantees that beginning with the 10th Contract Anniversary, you may elect to receive GPWB payments based on a percentage of the GPWB Value.

Once you exercise your GPWB, we will make annual GPWB payments to you on the 45th day after your Contract Anniversary unless that day is not a Valuation Date. If the 45th day after your Contract Anniversary is not a Valuation Date, we will make payment to you on the next Valuation Date. We will continue to make GPWB payments to you until the GPWB Value is exhausted, this Endorsement is terminated, or you elect to stop receiving GPWB payments and instead receive:
     (a) a lump-sum payment of any remaining Adjusted Contract Value less any applicable withdrawal charges (you can make this election any time); or
     (b) Annuity Payments based on your remaining GPWB Value applied to annuitization options and rates shown in the ANNUITY PAYMENTS and AVAILABLE ANNUITY OPTIONS sections of this Endorsement (you can only make this election within 30 days after a Contract Anniversary and before we make the next GPWB payment), or
     (c) Annuity Payments based on your remaining Adjusted Contract Value (you can make this election any time).

AFTER THE DATE YOU EXERCISE THIS ENHANCED GPWB:


S40724                                 1                                NY

(A)  WE WILL NOT ACCEPT ANY ADDITIONAL PURCHASE PAYMENTS; AND
(B) THE FREE SURRENDER AMOUNT OR PARTIAL WITHDRAWAL PRIVILEGE DESCRIBED IN THE CONTRACT WILL NO LONGER APPLY.

This Enhanced GPWB will apply only under the following circumstances:

(a) You must select to begin GPWB payments within 30 days following a Contract Anniversary beginning with your 10th Contract Anniversary. You cannot exercise the GPWB before the 10th Contract Anniversary.

(b) You must submit a GPWB payment election form to our Service Center. GPWB payments will not begin until our Service Center receives this form. Once our Service Center receives the GPWB payment election form, we will automatically begin to make annual payments to you of your chosen GPWB Value percentage. Once you choose the percentage of the GPWB Value you want to receive, you cannot change it.

(c) You can only elect the Available GPWB Percentages described in this Endorsement.

(d)  You cannot already have elected to receive Annuity Payments.

GPWB VALUE CALCULATION
The GPWB Value before the date of death is equal to either the Annual Increase Amount or the Maximum Anniversary Value (MAV) as described below.

If the MAV is greater than the Annual Increase Amount the GPWB Value equals the MAV. If the Annual Increase Amount is greater than the MAV, the GPWB Value equals the Annual Increase Amount. Although the Annual Increase Amount may be greater than the MAV greatest amount it may also be more limiting because the maximum GPWB Percentage that you can request under the Annual Increase Amount is less than what is available under the MAV.

Each GPWB payment reduces the remaining Contract Value, GPWB Value, and GMDB Value by the amount of the GPWB payment. In addition, any partial withdrawals you make in excess of your GPWB payment will proportionately reduce the GPWB Value and the GMDB Value by the percentage of any Contract Value withdrawn. We will deduct the GPWB payment from the Contract Value in each of the Investment Options proportionately.

A.    FIVE PERCENT ANNUAL INCREASE AMOUNT
The Annual Increase Amount is set equal to the initial Purchase Payment (not including any applicable bonus) on the Issue Date.

(a) On each Valuation Date other than a Contract Anniversary, the Annual Increase Amount is equal to:
     (1)  its value at the end of the immediately preceding Valuation Date;
     (2) plus any additional Purchase Payments (not including any applicable bonus) received that day; and
     (3) reduced proportionately by the percentage of any Contract Value withdrawn that day including any withdrawal charge. A proportionate reduction may result in greater than a dollar for dollar decrease.

(b) On every Contract Anniversary prior to your 81st birthday, the Annual Increase Amount is equal to:

     (1) its value at the end of the immediately preceding Valuation Date increased by 5%;
     (2) plus any additional Purchase Payments (not including any applicable bonus) received that day; and


S40724                                 2                                NY

     (3) reduced proportionately by the percentage of any Contract Value withdrawn that day including any withdrawal charge. A proportionate reduction may result in greater than a dollar for dollar decrease.

(c) Beginning with the Contract Anniversary that occurs on or after your 81st birthday, we calculate the Annual Increase Amount in the same way that we do on any Valuation Date other than a Contract Anniversary.

(d)  the Annual Increase Amount is limited to a maximum of:
     (1) 2 times your total Purchase Payments (not including any applicable bonus) received in the first 5 Contract Years; and
     (2) reduced proportionately by each withdrawal's percentage of Contract Value withdrawn including any withdrawal charge. A proportionate reduction may result in greater than a dollar for dollar decrease.

B.       MAXIMUM ANNIVERSARY VALUE (MAV)
The MAV is set equal to the initial Purchase Payment (not including any applicable bonus) on the Issue Date.

(a) On each Valuation Date other than a Contract Anniversary, the MAV is equal to:
     (1)  its value at the end of the immediately preceding Valuation Date,
     (2) plus any additional Purchase Payments (not including any applicable bonus) received that day; and
     (3) reduced proportionately by the percentage of any Contract Value withdrawn (including any withdrawal charge) for each withdrawal you make that day. A proportionate reduction may result in greater than a dollar for dollar decrease.

(b) On every Contract Anniversary prior to your 81st birthday, the MAV is equal to:
     (1) the greater of the initial Purchase Payment (not including any bonus) on the Issue Date or the highest Contract Value that occurred on any Contract Anniversary;
     (2) plus subsequent additional Purchase Payments (not including any applicable bonus) you received since that Contract Anniversary or Issue Date; and
     (3) reduced proportionately by the percentage of any Contract Value withdrawn (including any withdrawal charge) for each withdrawal you made since that Contract Anniversary or Issue Date. A proportionate reduction may result in greater than a dollar for dollar decrease.

(c) Beginning with the Contract Anniversary that occurs on or after your 81st birthday, we calculate the MAV in the same way that we do on any Valuation Date other than a Contract Anniversary.

Withdrawal charges are used to also mean Contingent Deferred Sales Charges, where applicable. The term withdrawal is used to also mean surrender, where applicable.

If Joint Owners are named, the Age of the older Contract Owner will be used to determine the GPWB Value. If a non-individual owns the Contract, then Contract Owner shall mean Annuitant and the Annuitant's Age is used to determine the GPWB Value.

AVAILABLE GPWB PERCENTAGE You can elect GPWB Percentages of up to:

(a)  10% if the GPWB Value is based on the Maximum Anniversary Value; or

(b)  5% if the GPWB Value is based on the 5% Annual Increase Amount.


S40724                                 3                                NY

ANNUITY PAYMENTS
As mentioned in the GPWB Section, you may elect to annuitize your remaining GPWB Value before the next GPWB Payment as follows.

(a) If you had us make GPWB payments based on 10% of your Maximum Anniversary Value, you can elect any of Annuity Options 1 through 5 as described in the Contract, or the Specified Period Certain Annuity Option described in this Endorsement. Annuity Payments will be the greater of:

     (1) the Adjusted Contract Value applied to the current fixed annuity payment rates per $1,000 in use by the Company at the time you annuitize your remaining GPWB Value, (the Specified Period Certain Annuity Option is not available with this value); or

     (2) your remaining GPWB Value applied to the Guaranteed Monthly Annuity Payment rates per $1,000 of Proceeds found in the Contract. These Guaranteed Monthly Annuity Payment rates will differ from the current fixed annuity payment rates in (1) above.

(b) If you had us make GPWB payments based on 5% of your Annual Increase Amount, you can elect Annuity Option 2 or 4 as described in the Contract. Annuity Payments will be the greater of:

     (1) the Adjusted Contract Value applied to the current fixed annuity payment rates per $1,000 in use by the Company at the time you annuitize your remaining GPWB Value; or

     (2) your remaining GPWB Value applied to the Available Annuity Options in this Endorsement. These Guaranteed Monthly Annuity Payment rates will differ from the current fixed annuity payment rates described in (1) above and the Guaranteed Monthly Annuity Payment rates per $1,000 of Proceeds found in the Contract.

AVAILABLE ANNUITY OPTIONS

(a) The Annuity Options available to you based on the Maximum Anniversary Value are:

     (1) Annuity Options 1-5, as described in the Contract, that provide for payments over the lifetime of the Annuitant or where applicable, the Joint Annuitant. If the Annuity Option you select involves a period certain, the duration of the period certain must be at least 10 years. The Guaranteed Monthly Annuity Payment rates for Annuity Options 1-5 are based on an interest rate of 2 1/2% per year and the 1983(a) Individual Mortality Table with mortality improvement projected 30 years using Mortality Projection Scale G, and

     (2) The Specified Period Certain Annuity Option. We will make monthly fixed guaranteed minimum Annuity Payments to the payee for a specified period of time that you select. The Specified Period Certain must be a whole number of years from 10 to 30. If the last Joint Annuitant dies before the end of the Specified Period Certain, then we will continue to make Annuity Payments for the rest of the Specified Period Certain. The Guaranteed Monthly Annuity Payment rates that we use in calculating the Annuity Payments under this Annuity Option are listed directly below. These Guaranteed Monthly Annuity Payment rates are based on an interest rate of 1% per year and are for monthly Annuity Payments based on $1,000 of GMIB Value for the specified periods listed in the table. We will provide Guaranteed Monthly Annuity Payment rates for other specified periods upon request.

(3)

                Guaranteed Monthly Annuity Payments per $1,000 of GPWB Value
         --------------------------------------------- --------- --------- --------- --------- ----------
         Specified Period Certain (in years)           10        15        20        25        30
         --------------------------------------------- --------- --------- --------- --------- ----------
         Guaranteed Monthly Payment                    8.75      5.98      4.59      3.76      3.21
         --------------------------------------------- --------- --------- --------- --------- ----------

S40724                                 4                                NY

(b) The Annuity Payment Options available to you based on the Annual Increase Amount are restricted to Annuity Option 2 or 4, as described in the Contract, and the duration of the period certain must be 10 years.

     The Guaranteed Monthly Payment rates that we use in calculating the Annuity Payments under these Annuity Options are listed in the following tables. These Guaranteed Monthly payment rates are based on an interest rate of 1% per year and the 1983(a) Individual Mortality Table with mortality improvement projected 32 years using Mortality Projection Scale G and are for monthly Annuity Payments based on $1,000 of GPWB Value for the specified periods listed in the tables. Upon request we will provide Guaranteed Monthly Payments rates for any ages or specified periods not shown in the following table.



S40724                                 5                                NY

------------------------------------------------------------------
       Guaranteed Monthly Payment Per $1,000 of GMIB Value
------------------------------------------------------------------
                          FIXED PAYOUTS
------------------------------------------------------------------
                                       OPTION 2
                    ----------------------------------------------
 Age of Annuitant   ----------------------------------------------
 Nearest Birthday                     10 Years
When First Payment                     Minimum
      Is Made                       M          F
------------------------------------------------------------------
        30                         2.00       1.87
        31                         2.03       1.90
        32                         2.06       1.92
        33                         2.09       1.95
        34                         2.12       1.97
        35                         2.15       2.00
        36                         2.19       2.03
        37                         2.22       2.06
        38                         2.26       2.09
        39                         2.30       2.12
        40                         2.34       2.15
        41                         2.38       2.18
        42                         2.42       2.22
        43                         2.46       2.26
        44                         2.51       2.29
        45                         2.56       2.33
        46                         2.61       2.38
        47                         2.66       2.42
        48                         2.72       2.46
        49                         2.77       2.51
        50                         2.83       2.56
        51                         2.90       2.61
        52                         2.96       2.67
        53                         3.03       2.72
        54                         3.10       2.78
        55                         3.18       2.84
        56                         3.26       2.91
        57                         3.34       2.98
        58                         3.43       3.05
        59                         3.52       3.13
        60                         3.62       3.21
        61                         3.72       3.29
        62                         3.83       3.38
        63                         3.94       3.47
        64                         4.06       3.57
        65                         4.18       3.68
        66                         4.31       3.79
        67                         4.45       3.91
        68                         4.59       4.03
        69                         4.74       4.16
        70                         4.89       4.30
        71                         5.05       4.45
        72                         5.22       4.60
        73                         5.39       4.76
        74                         5.56       4.93
        75                         5.74       5.11
        76                         5.92       5.30
        77                         6.10       5.49
        78                         6.29       5.69
        79                         6.48       5.89
        80                         6.67       6.10
        81                         6.85       6.31
        82                         7.03       6.52
        83                         7.21       6.74
        84                         7.39       6.94
        85                         7.55       7.15
        86                         7.71       7.35
        87                         7.86       7.54
        88                         8.01       7.72
        89                         8.15       7.89
        90                         8.27       8.05
------------------------------------------------------------------


S40724                                 6                                NY

               GUARANTEED MONTHLY PAYMENT PER $1,000 OF GPWB VALUE
                                  FIXED PAYOUT

                                    OPTION 4
                                10 YEARS MINIMUM

FEMALE AGE   30        40        50         60        70       80        90
MALE AGE ---------------------------------------------------------------------
     30      1.77     1.88        1.94      1.98     2.00      2.00     2.00
     40      1.83     2.01        2.16      2.26     2.31      2.33     2.34
     50      1.85     2.09        2.35      2.59     2.74      2.81     2.84
     60      1.87     2.13        2.47      2.89     3.28      3.52     3.63
     70      1.87     2.14        2.53      3.09     3.82      4.52     4.95
     80      1.87     2.15        2.55      3.18     4.18      5.59     6.95
     90      1.87     2.15        2.56      3.21     4.34      6.35     9.35
          ---------------------------------------------------------------------


CONDITIONS FOR TERMINATION OF THIS ENHANCED GPWB
This Endorsement will only terminate on the earliest of:
(a)  the termination of the Contract;
(b)  the Income Date you apply the entire Contract Value to Annuity Payments;
(c)  the Income Date you exercise the Guaranteed Minimum Income Benefit;
(d) if you have not elected to make Annuity Payments based on the remaining GPWB Value, the Valuation Date the GPWB Value and Contract Value are both zero; or
(e) if you have not elected to make Annuity Payments based on the remaining GPWB Value, the death of the Contract Owner unless the spouse continues the Contract as the new Contract Owner.

If you have us make Annuity Payments based on the remaining GPWB Value this Endorsement will terminate upon the earliest of:
(a) Under a life only Annuity Option, or a joint and last survivor only Annuity Option, the death of the last surviving Annuitant.
(b) Under a life with monthly payments guaranteed Annuity Option, or a joint and last survivor with monthly payments guaranteed Annuity Option, the death of the last surviving Annuitant and expiration of the guaranteed period.
(c) Under the refund life Annuity Option, the death of the Annuitant and payment of any lump sum refund.
(d) Under the Period Certain Annuity Option listed in the Contract Schedule, the expiration of the specified period certain.
(e)  The termination of the Base Contract.


ENHANCED GPWB CHARGE
The charge for this benefit is included in the mortality and expense risk charge shown on the Contract Schedule.

In all other respects the provisions, conditions, exceptions, and limitations contained in the Contract remain unchanged.


S40724                                 7                                NY

           ENHANCED GUARANTEED PARTIAL WITHDRAWAL BENEFIT (GPWB) VALUE
                              CALCULATION EXAMPLES

The following three Enhanced GPWB Endorsement calculation examples show the effect of the GPWB in situations where the initial Purchase Payment amount, partial withdrawals, and changes in the Maximum Anniversary Value (MAV) may vary.

Note that the following applies to each of the Examples that follow:

ANY WITHDRAWALS YOU TAKE WILL PROPORTIONATELY REDUCE THE GPWB VALUE BY AN AMOUNT GREATER THAN OR LESS THAN THE WITHDRAWAL OR SURRENDERED AMOUNT. A PROPORTIONATE REDUCTION MAY RESULT IN GREATER THAN A DOLLAR FOR DOLLAR DECREASE. FOR EXAMPLE IF THE CONTRACT VALUE AT THE TIME OF WITHDRAWAL IS GREATER THAN THE ANNUAL INCREASE AMOUNT OR THE MAV BEING REDUCED, THE APPLICABLE VALUE WILL BE REDUCED BY LESS THAN THE WITHDRAWAL. IF THE CONTRACT VALUE AT THE TIME OF WITHDRAWAL IS LESS THAN THE ANNUAL INCREASE AMOUNT OR THE MAV BEING REDUCED, THE APPLICABLE VALUE WILL BE REDUCED BY MORE THAN THE WITHDRAWAL.


                                   EXAMPLE #1
ASSUMPTIONS

1) You purchase the Contract with an initial Purchase Payment of $100,000 (not including any applicable bonus). You make no additional Purchase Payments.

2)   The MAV on the ninth Contract Anniversary is $180,000.

3) You take a partial withdrawal of $20,000 (this includes any applicable withdrawal charge) in the tenth Contract Year when the Contract Value (prior to the partial withdrawal) is $160,000. You take no other partial withdrawals.

4)   The Contract Value on the tenth Contract Anniversary is $140,000.

5) You have not yet reached your 81st birthday as of the tenth Contract Anniversary.

GPWB VALUE AS OF THE TENTH CONTRACT ANNIVERSARY
On the tenth Contract Anniversary, the GPWB Value is equal to the greater of:
1)  The MAV:
      The MAV on the ninth Contract Anniversary                         $180,000

      The withdrawal occurs in the tenth year between the ninth and tenth Contract Anniversaries. Therefore the MAV at the time of the withdrawal will be *reduced proportionately by the percentage of Contract Value withdrawn: ($20,000 / $160,000) = 0.125 x
      $180,000 =                                                        - 22,500
                                                                        --------
                                                                        $157,500
      The MAV on the tenth Contract Anniversary
      is the greater of $157,500 or $140,000 =                          $157,500
                                                                        ========

2) The Annual Increase Amount:
     Initial Purchase Payment                                        $100,000.00
     Increased by 5% on the first Contract Anniversary               X      1.05
                                                                     -----------
                                                                     $105,000.00
     Increased by 5% on the second Contract Anniversary              X      1.05
                                                                     -----------
                                                                     $110,250.00


S40724                                 8                                NY

      Increased by 5% on the third Contract Anniversary              X      1.05
                                                                     -----------
                                                                     $115,762.50

      (Continues to increase by 5% on each of the fourth through ninth Contract Anniversaries.)

      On the ninth Contract Anniversary the
      5% Annual Increase Amount is =                                 $155,132.82

      The withdrawal occurs in the tenth year between the ninth and tenth Contract Anniversaries. Therefore the Annual Increase
      Amount at the time of the withdrawal will be *reduced
      proportionately by the percentage of Contract Value withdrawn:
      ($20,000 / $160,000) = 0.125 x $155,132.82 =                   - 19,391.60
                                                                     -----------
                                                                     $135,741.22
      Increased by 5% on the tenth Contract Anniversary              X      1.05
                                                                     -----------

                                                                     $142,528.28
                                                                     ===========
      Verifying that the 5% Annual Increase Amount is within the maximum limit:
        2 times Purchase Payments:    2 x $100,000 =                    $200,000
        *Reduced proportionately by the percentage of Contract Value
        withdrawn:   ($20,000 / $160,000) = 0.125 x $200,000 =        -   25,000
                                                                      ----------
                                                                        $175,000

On the tenth Contract Anniversary you may elect to receive GPWB payments of up to:
o    10% of the MAV ($15,750), or
o    5% of the Annual Increase Amount ($7,126.41).

*NOTE: A PROPORTIONATE REDUCTION MAY RESULT IN GREATER THAN A DOLLAR FOR DOLLAR DECREASE.


                                   EXAMPLE #2
ASSUMPTIONS

1) You purchase the Contract with an initial Purchase Payment of $100,000 (not including any applicable bonus). You make no additional Purchase Payments.

2)   The MAV on the ninth Contract Anniversary is $120,000.

3) You take a partial withdrawal of $20,000 (this includes any applicable withdrawal charge) in the tenth Contract Year when the Contract Value (prior to the partial withdrawal) is $100,000. You take no other partial withdrawals.

4) The Contract Value on the tenth Contract Anniversary is $80,000. The Contract Value remains at $80,000 through the fifteenth Contract Anniversary.

5) You have not yet reached your 81st birthday as of the fifteenth Contract Anniversary.

GPWB VALUE AS OF THE FIFTEENTH CONTRACT ANNIVERSARY
On the fifteenth Contract Anniversary, the GPWB Value is equal to the greater of:

     1) The MAV:
               The MAV on the ninth Contract Anniversary                $120,000


S40724                                 9                                NY

     The withdrawal occurs in the tenth year between the ninth and tenth Contract Anniversaries. Therefore the MAV at the time of the withdrawal will be *reduced proportionately by the percentage of Contract Value withdrawn: ($20,000 / $100,000) = 0.2 x
     $120,000 =                                                         - 24,000
                                                                        --------
                                                                         $96,000
     The MAV on the tenth through the fifteenth Contract Anniversaries
     is the greater of $96,000 or $80,000 =                              $96,000
                                                                         =======

2) The Annual Increase Amount:
     Initial Purchase Payment                                        $100,000.00
     Increased by 5% on the first Contract Anniversary               X      1.05
                                                                     -----------
                                                                     $105,000.00
     Increased by 5% on the second Contract Anniversary              X      1.05
                                                                     -----------
                                                                     $110,250.00
     Increased by 5% on the third Contract Anniversary               X      1.05
                                                                     -----------
                                                                     $115,762.50
     (Continues to increase by 5% on each of the fourth through ninth
     Contract Anniversaries.)

     On the ninth Contract Anniversary the
     Annual Increase Amount is =                                     $155,132.82

     The withdrawal occurs in the tenth year between the ninth and tenth Contract Anniversaries. Therefore the Annual Increase
     Amount at the time of the withdrawal will be *reduced
     proportionately by the percentage of Contract Value withdrawn:
     ($20,000 / $100,000) = 0.2 x $155,132.82 =                    -   31,026.56
                                                                   -------------
                                                                     $124,106.26
     Increased by 5% on the tenth Contract Anniversary               X      1.05
                                                                   -------------
                                                                     $130,311.57
     Increased by 5% on the eleventh Contract Anniversary            X      1.05
                                                                   -------------
                                                                     $136,827.15
     Increased by 5% on the twelfth Contract Anniversary             X      1.05
                                                                   -------------
                                                                     $143,668.51
     Increased by 5% on the thirteenth Contract Anniversary          X      1.05
                                                                   -------------
                                                                     $150,851.93
     Increased by 5% on the fourteenth Contract Anniversary          X      1.05
                                                                   -------------
                                                                     $158,394.53
     Increased by 5% on the fifteenth Contract Anniversary           X      1.05
                                                                   -------------
                                                                     $166,314.25
                                                                   =============
     Verifying that the Annual Increase Amount is within the maximum limit:
       2 times Purchase Payments:    2 x $100,000 =                     $200,000
       *Reduced proportionately by the percentage of Contract Value
       withdrawn:   ($20,000 / $100,000) = 0.2 x $200,000 =           -   40,000
                                                                      ----------
                                                                        $160,000
                                                                      ==========

THEREFORE THE ANNUAL INCREASE AMOUNT ON THE FIFTEENTH AND SUBSEQUENT ANNIVERSARIES IS EQUAL TO $160,000.

S40724                                 10                                NY

On the fifteenth Contract Anniversary you may elect to receive GPWB payments of up to:
o    10% of the MAV ($9,600), or
o    5% of the Annual Increase Amount ($8,000).

*NOTE: A PROPORTIONATE REDUCTION MAY RESULT IN GREATER THAN A DOLLAR FOR DOLLAR DECREASE.



 Signed for Allianz Life Insurance Company of New York (Allianz Life of NY) by:


    /s/Wayne A. Robinson                /s/Vincent Vitiello
       Wayne A. Robinson                   Vincent Vitiello
          Secretary                          President


S40724                                 11                                NY